Exhibit 99.1

Contact:	Investors: Cameron Hopewell - Managing Director, Investor Relations - (615) 263-3024 Financial Media: David Gutierrez, Dresner Corporate Services – (312) 780-7204

CORECIVIC REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

DILUTED EPS OF $0.41 AND FFO PER SHARE OF $0.64 EXCEED GUIDANCE

INCREASES FULL YEAR 2019 FINANCIAL GUIDANCE

NASHVILLE, Tenn. – May 8, 2019 – CoreCivic, Inc. (NYSE: CXW) (the Company) announced today its financial results for the first quarter of 2019.

First Quarter 2019 Highlights

•	Total revenue of $484.1 million, up 10% from the prior year quarter

•	CoreCivic Safety (portfolio of correctional and detention facilities) revenue of $434.3 million, up 7% from the prior year quarter

•	CoreCivic Community (portfolio of residential reentry centers) revenue of $30.6 million, up 23% from the prior year quarter

•	CoreCivic Properties (portfolio of government-leased properties) revenue of $19.1 million, up 65% from the prior year quarter

•	Net income of $49.3 million, up 31% from the prior year quarter

•	Diluted EPS of $0.41, up 28% from the prior year quarter

•	Normalized FFO per diluted share of $0.64, up 21% from the prior year quarter

•	Adjusted EBITDA of $109.7 million, up 19% from the prior year quarter

Damon T. Hininger, CoreCivic’s President and Chief Executive Officer, said, “Each of our business segments had strong financial performance during the first quarter. Multiple new contract awards produced meaningful growth, as we benefitted from strong underlying utilization trends within existing contracts in our CoreCivic Safety segment and generated attractive returns from recent acquisitions that have expanded our CoreCivic Community and Properties segments.

“We are increasing our full year financial guidance as a result of our strong momentum and attractive outlook. In addition, we continue to evaluate market opportunities across our diversified portfolio of real estate assets that can contribute to continued earnings and cash flow growth.”

“We are also pleased to announce that we will publish CoreCivic’s first environmental, social, and governance report prior to our annual shareholder meeting next week. The report is informed by our engagement with our investors, government partners, employees, the individuals entrusted to our care and local community and industry stakeholders during a multi-year process. We believe it provides a wealth of information documenting how we responsibly and ethically manage our operations, helping our government partners better the public good,” Hininger added.

10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

First Quarter 2019 Financial Results

First Quarter 2019 Results

Net income generated in the first quarter of 2019 totaled $49.3 million, or $0.41 per diluted share, compared with $37.8 million, or $0.32 per diluted share, in the first quarter of 2018. Adjusted for special items, net income in the first quarter of 2019 was $49.8 million, or $0.42 per diluted share (Adjusted Diluted EPS), compared with adjusted net income in the first quarter of 2018 of $38.3 million, or $0.32 per diluted share. Special items in the first quarter of 2019 and first quarter of 2018 included expenses associated with mergers and acquisitions (M&A) of $0.4 million and $0.5 million, respectively.

Funds From Operations (FFO) was $75.9 million, or $0.64 per diluted share, in the first quarter of 2019, compared to $62.2 million, or $0.52 per diluted share, in the first quarter of 2018. Normalized FFO, which excludes the special items described above, was $76.4 million, or $0.64 per diluted share, in the first quarter of 2019, compared with $62.7 million, or $0.53 per diluted share, in the first quarter of 2018.

Per share results in the first quarter of 2019, compared with the first quarter of 2018, were positively impacted primarily by increased utilization of existing contracts with the U.S. Marshals Service (USMS) and U.S. Immigration and Customs Enforcement (ICE), contributions from recent acquisitions, and business from newly signed state and federal contracts, which together offset continued, expected declines in California prisoner populations.

EBITDA was $109.3 million in the first quarter of 2019, compared with $97.1 million in the first quarter of 2018. Adjusted EBITDA was $109.7 million in the first quarter of 2019, compared with $92.1 million in the first quarter of 2018. Adjusted EBITDA excludes the special items described above and Adjusted EBITDA for the first quarter of 2018 includes the portion of rental payments for the South Texas Family Residential Center (STFRC) that was classified as depreciation and interest expense for financial reporting purposes, to more properly reflect the cash flows associated with the lease. CoreCivic adopted Accounting Standards Codification 842, “Leases”, (ASC 842) on January 1, 2019. Upon adoption of ASC 842, all rental payments associated with this lease are classified as operating expenses.

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to net income, the most directly comparable GAAP measure.

CoreCivic Safety

Total revenue for the CoreCivic Safety portfolio in the first quarter of 2019 was $434.3 million, compared with $404.5 million in the first quarter of 2018, or a 7.4% increase. The increase in revenue principally resulted from the following:

First Quarter 2019 Financial Results

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$20.5 million of additional revenue compared to the prior year quarter under new contracts with the USMS and ICE at our La Palma Correctional Center in Arizona and our Tallahatchie County Correctional Facility in Mississippi.

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$9.4 million of additional revenue compared to the prior year quarter under existing contracts with the USMS and ICE primarily due to higher average compensated occupancy rates across our facility portfolio.

•	$7.6 million of additional revenue compared with the prior year quarter under new contracts with the states of Kentucky, Ohio, South Carolina, Vermont, and Wyoming.

Partially offsetting these increases in revenue was the continued, expected decline in inmate populations from the state of California, which resulted in a decrease in revenue of $14.8 million from the prior year quarter. We currently expect the remaining out-of-state populations from California to be transferred out of our La Palma facility by the end of June 2019, as overcrowded conditions in California’s in-state prisons have substantially improved. We are very proud and honored to have provided many years of critical relief for California. This closes the chapter on an effective solution we have provided to California whose prison system was over 200% of its capacity prior to our engagement in 2006. Helping the state of California by providing safe, humane housing for thousands of California inmates along with high quality programs and medical services in certain CoreCivic facilities outside of California, the state was able to normalize their in-state prisons and reduce their crowding to the current level of 135%.

CoreCivic Community

Total revenue for the CoreCivic Community portfolio in the first quarter of 2019 was $30.6 million, compared with $24.8 million in the first quarter of 2018, or a 23.3% increase. The increase in revenue principally resulted from the December 2018 acquisition of Recovery Monitoring Solutions Corporation, which contributed $5.3 million of additional revenue in the first quarter of 2019. This acquisition further diversifies the Company’s cash flows and expands the scope of alternatives to incarceration provided to government partners to include electronic monitoring and case management services. We believe the demand for these services will continue to grow as government agencies seek to increase evidence-based programs and services that reduce recidivism and better prepare offenders for reentry into society.

CoreCivic Properties

Total revenue for the CoreCivic Properties portfolio in the first quarter of 2019 was $19.1 million, compared with $11.6 million in the first quarter of 2018, an increase of 64.5%. The increase in revenue principally resulted from the previously announced acquisitions of:

•	Capital Commerce Center, a 260,867 square-foot property in Tallahassee, Florida leased primarily to an agency of the state of Florida, completed in January 2018.

•	A twelve-property portfolio of single-tenant properties comprising a total of 106,881 square feet, each separately leased to the federal government, completed in July 2018.

First Quarter 2019 Financial Results

•	SSA-Baltimore, a 540,566 square-foot property in Baltimore, Maryland leased to the Social Security Administration (SSA) through the General Services Administration (GSA), completed in August 2018.

•	IRS-Dayton NARA, a 217,394 square-foot steel frame property in Dayton, Ohio leased to the National Archives and Records Administration (NARA) through the GSA, completed in September 2018.

Business Development Update

Safety Segment

BOP Elects Not to Renew Contract at the Adams County Correctional Center. On May 1, 2019, the Federal Bureau of Prisons (BOP) elected not to renew its contract at CoreCivic’s owned and operated 2,232-bed Adams County Correctional Center located in Mississippi. At this time, the BOP has not determined when it will begin transferring inmates out of the facility, but the current contract expires on July 31, 2019. CoreCivic has begun marketing the facility to other potential government partners as it works with the BOP to develop their transition plan. The non-renewal of this contract did not have a material impact on our updated guidance, summarized below.

Properties Segment

Acquisition of Michigan Department of Health & Human Services Field Office in Detroit, Michigan. On May 6, 2019, the Company completed the acquisition of a 36,520-square foot office building in Detroit, Michigan for $7.2 million, excluding transaction-related expenses, that was built-to-suit for the State of Michigan’s Department of Health & Human Services (MDHHS) in 2002 (MDHHS – Detroit). This property is expected to generate a capitalization rate of over 9.0% and serves as a hub for the administration of welfare benefits in the Seven Mile area of Detroit. MDHHS—Detroit is 100% leased to the Michigan Department of Technology, Management and Budget on behalf of MDHHS through June 2028 and includes one six-year renewal option.

2019 Financial Guidance

Based on current business conditions the Company is providing the following financial guidance for the second quarter 2019 and the following updated guidance for the full year 2019:

First Quarter 2019 Financial Results

Full Year 2019
	Second Quarter 2019	Prior Guidance	Current Guidance
➣ Diluted EPS	$0.39 to $0.41	$1.43 to $1.51	$1.54 to $1.60
➣ Adjusted EPS per diluted share	$0.40 to $0.42	$1.45 to $1.54	$1.56 to $1.62
➣ FFO per diluted share	$0.61 to $0.63	$2.34 to $2.42	$2.44 to $2.50
➣ Normalized FFO per diluted share	$0.62 to $0.64	$2.36 to $2.44	$2.47 to $2.53

During 2019, the Company expects to invest approximately $186.8 million to $197.3 million in capital expenditures, consisting of approximately $125.0 million to $130.0 million in prison construction and expansion costs, primarily associated with the ongoing construction project in Lansing, Kansas and the expansion of the Otay Mesa Detention Center; approximately $30.0 million to $30.5 million in maintenance capital expenditures on real estate assets; approximately $26.0 million to $31.0 million for capital expenditures on other assets and information technology; and $5.8 million for the relocation of the Company’s headquarters. Construction of the Lansing Correctional Facility in Kansas is being 100% financed with a previously disclosed private placement of $159.5 million of non-recourse senior secured notes that are drawn during the construction period. These notes have a yield to maturity of 4.43% and are scheduled to mature in January 2040. Although we have an active pipeline and continue to identify investment opportunities in both our Properties and Community segments, these estimates exclude M&A activity.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the first quarter of 2019. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Financial Information” of the Investors section. We do not undertake any obligation, and disclaim any duties to update any of the information disclosed in this report.

Management may meet with investors from time to time during the second quarter of 2019. Written materials used in the investor presentations will also be available on our website beginning on or about May 24, 2019. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Events & Presentations” of the Investors section.

Webcast and Replay Information

The Company will host a webcast conference call at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Thursday, May 9, 2019, to discuss our first quarter 2019 financial results and updated full year 2019 outlook. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Events & Presentations” of the Investors page. The conference call will be archived on our website following the completion of the call. In addition, there will be a telephonic replay available beginning at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) on May 9, 2019, through 1:00 p.m. Central Time (2:00 p.m. Eastern time) on May 17, 2019. To access the telephonic replay, dial 888-203-1112 in the U.S. and Canada. International callers may dial +1 719-457-0820 and enter passcode 9910061.

First Quarter 2019 Financial Results

About CoreCivic

The Company is a diversified government solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through corrections and detention management, a growing network of residential reentry centers to help address America’s recidivism crisis, and government real estate solutions. We are a publicly traded real estate investment trust (REIT) and the nation’s largest owner of partnership correctional, detention and residential reentry facilities. We also believe we are the largest private owner of real estate used by U.S. government agencies. The Company has been a flexible and dependable partner for government for more than 35 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at http://www.corecivic.com/.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, contract renegotiations or terminations, increases in costs of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity, and effects of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts, as well as our ability to utilize current available beds; (v) changes in government policy regarding the utilization of the private sector for corrections, detention, and residential reentry capacity and our services; (vi) changes in government policy and in legislation and regulation of corrections and detention contractors that affect our business, including but not limited to, the continued utilization of the South Texas Family Residential Center (STFRC) by ICE under terms of the current contract, and the impact of any changes to immigration reform and sentencing laws (Our company does not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention.); (vii) our ability to successfully identify and consummate future acquisitions and our ability to successfully integrate the operations of

First Quarter 2019 Financial Results

completed acquisitions and realize projected returns resulting therefrom; (viii) increases in costs to develop or expand real estate properties that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions, cost inflation, and material shortages, resulting in increased construction costs; (ix) our ability to meet and maintain qualification for taxation as a REIT; and (x) the availability of debt and equity financing on terms that are favorable to us, or at all. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

CoreCivic takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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First Quarter 2019 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

ASSETS	March 31, 2019	December 31, 2018
Cash and cash equivalents	$20,499	$52,802
Restricted cash	32,901	21,335
Accounts receivable, net of allowance of $2,715 and $2,542, respectively	273,567	270,597
Prepaid expenses and other current assets	28,364	28,791

Total current assets	355,331	373,525
Real estate and related assets:
Property and equipment, net of accumulated depreciation of $1,442,844 and $1,516,664, respectively	2,794,767	2,830,589
Other real estate assets	244,479	247,223
Goodwill	48,169	48,169
Non-current deferred tax assets	13,807	14,947
Other assets	213,827	141,207

Total assets	$3,670,380	$3,655,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$330,617	$352,275
Current portion of long-term debt	15,448	14,121

Total current liabilities	346,065	366,396
Long-term debt, net	1,828,114	1,787,555
Deferred revenue	22,694	26,102
Other liabilities	91,093	60,548

Total liabilities	2,287,966	2,240,601

Commitments and contingencies
Preferred stock — $0.01 par value; 50,000 shares authorized; none issued and outstanding at March 31, 2019 and December 31, 2018, respectively	—	—
Common stock — $0.01 par value; 300,000 shares authorized; 119,068 and 118,674 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	1,191	1,187
Additional paid-in capital	1,808,147	1,807,202
Accumulated deficit	(426,924)	(393,330)

Total stockholders’ equity	1,382,414	1,415,059

Total liabilities and stockholders’ equity	$3,670,380	$3,655,660

First Quarter 2019 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended March 31,
	2019	2018
REVENUES:
Safety	434,318	404,498
Community	30,566	24,800
Properties	19,112	11,615
Other	68	3

	484,064	440,916

EXPENSES:
Operating
Safety	316,595	296,503
Community	23,496	19,367
Properties	5,652	3,114
Other	89	167

Total operating expenses	345,832	319,151
General and administrative	29,445	24,971
Depreciation and amortization	35,523	38,089

	410,800	382,211

OPERATING INCOME	73,264	58,705

OTHER (INCOME) EXPENSE:
Interest expense, net	21,436	19,036
Other (income) expense	4	(43)

	21,440	18,993

INCOME BEFORE INCOME TAXES	51,824	39,712
Income tax expense	(2,484)	(1,935)

NET INCOME	$49,340	$37,777

BASIC EARNINGS PER SHARE	$0.42	$0.32

DILUTED EARNINGS PER SHARE	$0.41	$0.32

DIVIDENDS DECLARED PER SHARE	$0.44	$0.43

First Quarter 2019 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS

	For the Three Months Ended March 31,
	2019	2018
Net income	$49,340	$37,777
Special items:
Expenses associated with mergers and acquisitions	436	518

Adjusted net income	$49,776	$38,295

Weighted average common shares outstanding – basic	118,836	118,359
Effect of dilutive securities:
Stock options	36	101
Restricted stock-based awards	46	49

Weighted average shares and assumed conversions - diluted	118,918	118,509

Adjusted Diluted Earnings Per Share	$0.42	$0.32

First Quarter 2019 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS

	For the Three Months Ended March 31,
	2019	2018
Net income	$49,340	$37,777
Depreciation and amortization of real estate assets	26,599	24,408

Funds From Operations	$75,939	$62,185
Expenses associated with mergers and acquisitions	436	518

Normalized Funds From Operations	$76,375	$62,703

Funds From Operations Per Diluted Share	$0.64	$0.52

Normalized Funds From Operations Per Diluted Share	$0.64	$0.53

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months Ended March 31,
	2019	2018
Net income	$49,340	$37,777
Interest expense	21,910	19,275
Depreciation and amortization	35,523	38,089
Income tax expense	2,484	1,935

EBITDA	$109,257	$97,076
Expenses associated with mergers and acquisitions	436	518
Depreciation expense associated with STFRC lease	—	(4,057)
Interest expense associated with STFRC lease	—	(1,482)

Adjusted EBITDA	$109,693	$92,055

First Quarter 2019 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME, NORMALIZED FUNDS FROM OPERATIONS, EBITDA & ADJUSTED EBITDA GUIDANCE

	For the Quarter Ending June 30, 2019		For the Year Ending December 31, 2019
	Low End of Guidance	High End of Guidance	Low End of Guidance	High End of Guidance
Net income	$46,500	$48,500	$183,000	$190,000
Expenses associated with mergers and acquisitions	1,000	1,000	3,000	3,000

Adjusted net income	$47,500	$49,500	$186,000	$193,000

Net income	$46,500	$48,500	$183,000	$190,000
Depreciation and amortization of real estate assets	26,500	26,500	108,000	108,000

Funds From Operations	$73,000	$75,000	$291,000	$298,000
Expenses associated with mergers and acquisitions	1,000	1,000	3,000	3,000

Normalized Funds From Operations	$74,000	$76,000	$294,000	$301,000

Diluted EPS	$0.39	$0.41	$1.54	$1.60

Adjusted EPS	$0.40	$0.42	$1.56	$1.62

FFO per diluted share	$0.61	$0.63	$2.44	$2.50

Normalized FFO per diluted share	$0.62	$0.64	$2.47	$2.53

Net income	$46,500	$48,500	$183,000	$190,000
Interest expense	21,500	21,000	88,000	87,500
Depreciation and amortization	36,000	36,000	144,500	144,500
Income tax expense	2,500	2,000	9,500	9,000

EBITDA	$106,500	$107,500	$425,000	$431,000
Expenses associated with mergers and acquisitions	1,000	1,000	3,000	3,000

Adjusted EBITDA	$107,500	$108,500	$428,000	$434,000

First Quarter 2019 Financial Results

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share metrics are non-GAAP financial measures. CoreCivic believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its facilities and their management teams. CoreCivic believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis that is used by management. FFO, in particular, is a widely accepted non-GAAP supplemental measure of REIT performance, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT).

NAREIT defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis. EBITDA, Adjusted EBITDA, and Normalized FFO are useful as supplemental measures of performance of the Company’s facilities because such measures do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. However, prior to the adoption of ASC 842 on January 1, 2019, a portion of the rental payments for the STFRC was classified as depreciation and interest expense for financial reporting purposes in accordance with Accounting Standards Codification 840-40-55, formerly Emerging Issues Task Force No. 97-10, “The Effect of Lessee Involvement in Asset Construction”. Adjusted EBITDA included such depreciation and interest expense in order to more properly reflect the cash flows associated with this lease. Upon adoption of ASC 842, all rental payments associated with this lease are classified as operating expenses. CoreCivic may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. CoreCivic calculates Adjusted Net Income by adding to GAAP Net Income expenses associated with the Company’s debt refinancing, M&A activity, and certain impairments and other charges that the Company believes are unusual or non-recurring to provide an alternative measure of comparing operating performance for the periods presented. Even though expenses associated with mergers and acquisitions may be recurring, the magnitude and timing fluctuate based on the timing and scope of M&A activity, and therefore, such expenses, which are not a necessary component of the ongoing operations of the Company, may not be comparable from period to period.

Other companies may calculate Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO and, where appropriate, their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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